                                BROWN & WOOD LLP
                             ONE WORLD TRADE CENTER
                          NEW YORK, NEW YORK 10048-0557
                            TELEPHONE: (212) 839-5300
                            FACSIMILE: (212) 839-5599


                                                                   July 22, 1997


CMA North Carolina Municipal Money Fund of
CMA Multi-State Municipal Series Trust
P.O. Box 9011
Princeton, New Jersey  08543-9011


Dear Sirs:

         This opinion is furnished in connection with the registration by CMA Multi-State Municipal Series Trust, a Massachusetts business trust (the "Trust"), of shares of beneficial interest, par value $0.10 per share (the "Shares"), of CMA North Carolina Municipal Money Fund, a series of the Trust, under the Securities Act of 1933 pursuant to a registration statement on Form N-1A (File No. 33-38780), as amended (the "Registration Statement"), in the amounts set forth under "Amount Being Registered" on the facing page of the Registration Statement.

         As counsel for the Trust, we are familiar with the proceedings taken by it in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Declaration of Trust of the Trust, as amended, the By-Laws of the Trust and such other documents as we have deemed relevant to the matters referred to in this opinion.

         Based upon the foregoing, we are of the opinion that the Shares, upon issuance and sale in the manner referred to in the Registration Statement for consideration not less than the par value thereof, will be legally issued, fully paid and non-assessable shares of beneficial interest.

         In rendering this opinion, we have relied as to matters of Massachusetts law upon an opinion of Bingham, Dana & Gould LLP rendered to the Trust.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and Statement of Additional Information constituting parts thereof.

                                       Very truly yours,

                                       /s/ BROWN & WOOD LLP


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